UNIFIRST CORPORATION

DEFERRED COMPENSATION PLAN

Effective February 1, 2022

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TABLE OF CONTENTS

ARTICLE 1 PURPOSE AND EFFECTIVE DATE1

1.1Purpose1

1.2Effective Date1

1.3Definitions1

ARTICLE 2 PARTICPATION2

2.1Commencement of Participation.2

2.2Termination of Participation2

ARTICLE 3 PARTICIPANT ELECTIVE CONTRIBUTIONS2

3.1Deferral Agreement2

3.2Amount of Deferral3

3.3Elections3

3.4Irrevocability, Generally3

3.5Cancellation of Deferral Election due to Disability3

3.6Cancellation of Deferral Election due to Unforeseeable Emergency3

3.7Withholding of Deferrals4

ARTICLE 4 EMPLOYER CONTRIBUTIONS4

4.1Employer Contributions4

4.2Timing of Employer Contributions4

ARTICLE 5 PAYMENT SCHEDULE AND FORM OF PAYMENT5

5.1Distributions upon an In-Service Account Triggering Date5

5.2Distributions upon a Separation from Service5

5.3 Unforeseeable Emergency6

5.4Subsequent Elections6

5.5Distributions upon Death7

5.6 Distributions upon Disability7

ARTICLE 6 SPECIAL DISTRIBUTION RULES7

6.1Permissible Accelerations of Distributions7

6.2Permissible Delays in Payment8

6.3General Timing Rules9

ARTICLE 7 ACCOUNTS AND CREDITS/OTHER ADJUSTMENTS9

7.1Contribution Credits to Account9

7.2Vesting of Deferrals9

7.3Vesting of Employer Annual Contributions9

7.4Vesting of Employer Supplemental Contributions10

7.5Vesting of Employer Discretionary Contributions.10

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7.6Earnings Credits to Account11

7.7Adjustment of Accounts11

7.8Forfeitures11

ARTICLE 8. AMENDMENT AND TERMINATION12

8.1Amendment12

8.2Plan Terminations12

ARTICLE 9. PLAN ADMINISTRATION13

9.1Administrator13

9.2Binding Effect of Decisions13

9.3Delegation of the Committee’s Powers and Responsibilities13

9.4Indemnification13

9.5Claims and Review Procedures14

9.6Disability Determinations16

ARTICLE 10. MISCELLANEOUS17

10.1Unsecured General Creditor of the Employer17

10.2Section 409A17

10.3Employer's Liability17

10.4Limitation of Rights17

10.5Anti-Assignment18

10.6Facility of Payment18

10.7Notices18

10.8Tax Withholding18

10.9No Guarantee or Employment or Participation18

10.10Unclaimed Benefit18

10.11Governing Law19

10.12Erroneous Payment19

ARTICLE 11. DEFINITIONS19

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ARTICLE 1. PURPOSE AND EFFECTIVE DATE

1.1	Purpose

.  The purpose of the Plan is to provide a select group of primarily management or highly compensated employees of the Employer the option to defer the receipt of portions of their compensation payable for services rendered to the Employer, and provide nonqualified deferred compensation benefits which are not available to such employees by reason of limitations on employer and employee contributions to qualified pension or profit-sharing plans under the federal tax laws.

1.2	Effective Date

.  The UniFirst Deferred Compensation Plan is effective February 1, 2022, with respect to Base Compensation for payroll periods ending, and Bonus Compensation for services provided, on or after the Effective Date.

1.3	Definitions

  Capitalized terms are defined in ARTICLE 11.

ARTICLE 2. PARTICIPATION

2.1Commencement of Participation. Each Eligible Employee shall become a Participant either upon the earlier of (i) the initial submission of an Election, or (ii) first receiving an allocation of Employer Contributions under ARTICLE 4.

2.2	Termination of Participation.

  Subject to Section 3.4, regarding the irrevocability of a Participant’s Election, the Committee may, for any reason, terminate a Participant's participation in the Plan and the Participant shall cease to be an Eligible Employee as of the date specified by the Committee. The terms of this Plan shall continue to govern Participant’s Account until the Participant’s Account is paid in full.

ARTICLE 3. PARTICIPANT ELECTIVE CONTRIBUTIONS

3.1	Deferral Agreement

.

(a)Base Compensation.  Each Eligible Employee may defer a portion of Base Compensation for such upcoming Plan Year by executing an Election deferring such Base Compensation during the Election Period.

(b)Bonus Compensation. Each Eligible Employee may defer a portion of Bonus Compensation for such upcoming Plan Year by executing an Election deferring such Bonus Compensation during the Election Period.

3.2Amount of Deferral

.  An Eligible Employee may elect to defer between 1% and 50% of his or her Base Compensation and between 1% and 75% of his or her Bonus Compensation for a Plan Year; provided, however, that such Deferrals shall be made in whole percentages.  The Deferral amount is the amount designated on the Participant’s Election.

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3.3Elections

.

(a)Base Compensation. Except as provided in Section 3.3(c), the Election Period for the Deferral of Base Compensation shall be the period determined annually in the discretion of the Committee (or a designee thereof), which period shall end no later than the last day of the year immediately preceding the calendar year in which the Base Compensation is earned. Except as provided in Section 3.3(d), an Election for the Deferral of Base Compensation must be timely executed for each Plan Year during the applicable Election Period. An Eligible Employee who does not timely execute an Election to defer Base Compensation during an Election Period shall be deemed to have elected zero Deferrals of Base Compensation for the Plan Year to which the Election Period relates.

(b)Bonus Compensation.

(i)General rule. Except as otherwise provided in this Section 3.3, the Election Period for Bonus Compensation shall be the period determined annually in the discretion of the Committee (or a designee thereof), which period shall end no later than the last day of the calendar year preceding the beginning of the fiscal year for which the Bonus Compensation is earned with the specific time period determined annually in the discretion of the Committee (or designee thereof).  An Eligible Employee who does not timely execute an Election to defer Bonus Compensation during an Election Period shall be deemed to have elected zero Deferrals of Bonus Compensation for the Plan Year to which the Election Period relates.

(ii)Exception for Performance-Based Compensation. Notwithstanding the foregoing, in the discretion of the Committee, for Bonus Compensation that also qualifies as performance based compensation within the meaning of Section 409A, the Committee may provide for an Election Period for Bonus Compensation where the last day to defer such Bonus Compensation is no later than the date that is six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an Election is made, and provided further that in no event may any Participant elect to defer Bonus Compensation after such compensation has become readily ascertainable.

(iii)Exception for Fiscal Year Compensation. Notwithstanding the foregoing, if the Committee determines that amounts payable to a Participant are Fiscal Year Compensation, within the meaning of Treasury Regulation § 1.409A-2(a)(6), for a given Plan Year and permits a later deferral election pursuant to Treasury Regulation § 1.409A-2(a)(6), the Participant may submit a later Election for such Fiscal Year Compensation as permitted by the Committee in its sole discretion. In general, “Fiscal Year Compensation” means amounts payable to the Participant relating to a period of service coextensive with one or more fiscal years of the Employer, of which no amount is paid or payable during such period as provided in Treasury Regulation §1.409A-2(a)(6).

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(c)Pre-Effective Date Election Period. For purposes of the Plan Year beginning February 1, 2022, the Election Period for Eligible Employees prior to the Effective Date of the Plan (who are identified to as eligible to become Participants in the Plan on February 1, 2022) shall be established by and in the Committee’s discretion during the period of December 20, 2021 through January 28, 2022, and shall apply to all Base Compensation for payroll periods ending, and Bonus Compensation for services provided, on or after the Effective Date.

(d)Election Period Upon Initial Eligibility. Notwithstanding the foregoing, a Participant’s election to defer Base Compensation and/or Bonus Compensation for services performed during a Plan Year may, in the discretion of the Committee be made within thirty (30) days after an Employee first becomes an Eligible Employee, provided such newly eligible Employee’s Election shall apply only to Base Compensation and Bonus Compensation for services performed subsequent to the Election. This election relating to initial participation in the Plan is available only to Participants who do not participate in any Aggregated Plans.  If an Employee whose participation in the Plan is terminated again becomes an Eligible Employee, he or she may elect to defer pursuant to this Section only if the Employee was ineligible to defer compensation in any Aggregated Plans for the 24 months preceding the date on which the Participant again became eligible to participate in this Plan.

(e)Election Rules. The Committee’s procedures may require the Election to specify a separate percentage for Base Compensation and/or Bonus Compensation, may be subject to any maximum or minimum percentage or dollar amount limitations, and may contain any other rules prescribed by the Committee in its sole discretion.  An eligible Participant’s Elections will become effective only if the forms required by the Committee have been properly completed by the Participant, timely delivered to the Committee in the form and manner specified by the Committee, and accepted by the Committee.

3.4Irrevocability, Generally

. Except as otherwise provided in this ARTICLE 3, an Election with respect to a Plan Year may not be changed or revoked for that Plan Year after the last day of the Election Period.

3.5Cancellation of Deferral Election due to Disability.  If an eligible Participant becomes Disabled, the Administrator may, in its sole discretion, cancel the Participant’s Election in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xii), with respect to amounts to be deferred on or after the cancellation, by the end of the year during which the Participant becomes disabled, or, if later, the 15th day of the third month following the date on which the Participant becomes disabled.

The Participant may elect to defer amounts for the Plan Year following his return to employment and for every Plan Year thereafter while an Eligible Employee, provided the Participant’s deferral election otherwise complies with all of the requirements of this Section.

3.6Cancellation of Deferral Election due to Unforeseeable Emergency. If an eligible Participant experiences an Unforeseeable Emergency during a Plan Year, the Participant may submit to the Administrator a written request to cancel Deferrals for the Plan Year to satisfy the Unforeseeable Emergency. If the Administrator either approves the Participant’s request to cancel

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Deferrals for the Plan Year, or approves a request for a distribution of in accordance with Section 5.3, then effective as of the date the request is approved the Administrator shall cancel the Participant’s Election for Deferrals for the remainder of the Plan Year. A Participant whose Deferrals are canceled during a Plan Year in accordance with this section may elect Deferrals for the following Plan Year.

3.7Withholding of Deferrals

.  The Employer shall have the sole discretion to withhold the percentage of Base Compensation, and Bonus Compensation specified in a Participant’s Election for a Plan Year at the times and in the amounts that the Employer, in its sole discretion, selects, which need not be uniform either among Participants or as to payments to a single Participant; provided, however, that Deferral amounts must be withheld not later than the end of the calendar year during which the Employer would otherwise have paid the amounts to the Participant but for the Participant’s Election.  Deferrals of Base Compensation shall not be withheld during any period in which the Participant is on an unpaid leave of absence. All Deferral amounts that are withheld in accordance with this Section shall be deemed for all purposes to comply with the Plan requirements regarding Deferrals.

ARTICLE 4. EMPLOYER CONTRIBUTIONS

4.1Employer Contributions

.

(a)Annual Employer Contribution.   Each Plan Year, the Employer may, in its sole discretion, credit to the Account of each Participant who is an Eligible Employee an amount equal to a percentage of Base Compensation or other amount designated by the Employer for a Plan Year for an Eligible Employee; provided, a Participant who is accruing benefits under the SERP during a Plan Year shall not be an Eligible Employee during such Plan Year for purposes of this Subsection (a).

(b)Employer Supplemental Contribution.    Each Plan year, the Employer may, in its sole discretion, credit to the account of a Participant who is an Eligible Employee a Supplemental Contribution, in an amount determined in the sole discretion of the Employer.

(c)Employer Discretionary Contribution. Each Plan Year, the Employer may, in its sole discretion, credit to the Account of a Participant who is an Eligible Employee an Employer Discretionary Contribution in an amount determined in the sole discretion of the Employer.

4.2Timing of Employer Contributions

.  Employer Contributions and Supplemental Employer Contributions shall be credited to the Participant’s Account within the timeframe determined in the discretion of the Committee.

ARTICLE 5.
PAYMENT SCHEDULE AND FORM OF PAYMENT

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.

Subject to ARTICLE 6, Plan Accounts shall be distributed in accordance with the provisions of this Article.

5.1	Distributions upon an In-Service Account Triggering Date.

(a)In the event a Participant makes an Election for a Deferral with respect to a Plan Year to be held in an In-Service sub-account, then such In-Service sub-account distributions shall begin upon the earlier of:

(i) as soon as practicable following January 1 of the year specified on the Participant’s Election, provided such January 1 must be at least three (3) Plan Years subsequent to the Plan Year in which the Participant first establishes the In-Service subaccount to be credited with Deferrals for such Plan Year; or

(ii) as soon as practicable following the six-month anniversary of the Participant’s Separation from Service.

(b)In-Service sub-account distributions shall be payable in either a lump-sum payment or in substantially equal installments, over a period of up to five (5) years, as elected by the Participant in his or her Election; provided if the Participant experiences a Separation from Service prior to his or her Retirement Date, the In-Service subaccount shall be distributed in a single lump sum.

(c)If the Participant fails to designate the form of distribution for his or her Deferrals, the Participant’s sub-account for that Plan year shall be paid in a lump sum.

(d)Notwithstanding the foregoing, at any time and in its discretion, the Committee may determine that the number of separate Elections as to the time and form of a distribution shall be limited. Following the Committee’s decision to implement a limit, any Participant Election specifying additional times and forms of distribution in excess of such limit will be invalid. If for any reason the Participant’s Election for Deferrals for a Plan Year is invalid, or in the event there is no Participant Election with respect to a Participant’s contributions for a specific Plan Year, the Participant’s sub-account attributable to that Plan Year shall be paid in a single lump sum upon the Participant’s Separation from Service specified in Section 5.1(a)(ii).

5.2	Distributions upon a Separation from Service.

(a)If the Participant has a Separation from Service, the vested amount of the Participant’s Separation sub-account shall be distributed or shall commence distribution, as applicable, as soon as practicable following the six-month anniversary of the Separation from Service.

(b)Distributions shall be made as designated in the Participant’s Election in either (i) a lump sum payment or (ii) in substantially equal annual installments over a period of up to ten (10) years as elected by the Participant in his or her Election; provided, if a Participant

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experiences a Separation from Service prior to his or her Retirement Date, the Participant’s Separation subaccount(s) shall be distributed in a single lump sum.

(c)If the Participant fails to designate the form of distribution for the Separation sub-account for a Plan Year, the Participant’s sub-account for that Plan Year shall be paid in a lump sum.

(d)Notwithstanding the foregoing, at any time and in its discretion, the Committee may determine that the number of separate Elections as to the time and form of a distribution shall be limited. Following the Committee’s decision to implement a limit, any Participant Election specifying additional times and forms of distribution in excess of such limit will be invalid. If for any reason the Participant’s Election for Deferrals for a Plan Year is invalid, or in the event there is no Participant Election with respect to a Participant’s contributions for a specific Plan Year, the Participant’s sub-account attributable to that Plan Year shall be paid in a single lump sum upon the Participant’s Separation from Service specified in Section 5.2(a).

5.3Unforeseeable Emergency

. A Participant may submit a written request for a distribution on account of an Unforeseeable Emergency. Upon approval by the Committee of a Participant’s request, the Participant’s Account, or that portion of a Participant’s Account deemed necessary by the Committee to satisfy the Unforeseeable Emergency (determined in a manner consistent with Section 409A) plus amounts necessary to pay taxes reasonably anticipated because of the distribution, will be distributed in a single lump sum.

5.4Subsequent Elections

. In accordance with rules, procedures and forms specified from time to time by the Committee, a Participant may file a Subsequent Election to change the time on which the distribution is to commence or the form in which the Participant’s Account is distributed, or both.  A Participant may file a Subsequent Election only if it complies with the provisions of section 409A of the Code and Treasury Regulations and the following conditions are met:

(a)The Subsequent Election shall not take effect until at least twelve (12) months after the date on which it is made;

(b)Except in the case of an election permitted under Section 409A and the Treasury Regulations §1.409A-3(a)(2) (payment on account of disability), § 1.409A-3(a)(3) (payment on account of death), or §1.409A-3(a)(6) (payment on account of the occurrence of an unforeseeable emergency), the payment with respect to which such Subsequent Election shall be deferred for a period of five (5) years from the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid); and

(c)Any Subsequent Election related to a payment described in Treasury Regulations §1.409A-3(a)(4) (payment at a specified time or pursuant to a fixed schedule) shall be made not less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid).

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(d)A Participant who has made a prior Subsequent Election under the Plan shall be allowed to make one additional Subsequent Election (for a total of two Subsequent Elections) in accordance with this Section 5.4 and other provisions of the Plan.

(e)The Committee, or its designee, shall be authorized to administer, construe and interpret the foregoing provisions and the Plan with respect to all Subsequent Elections to assure compliance with the intent thereof and the requirements of the Plan and of Section 409A of the Code and Treasury Regulations.

5.5Distributions upon Death.  Death benefits shall be paid in a single lump sum. Accordingly, in the event of the Participant's death either prior to or after commencement of any scheduled installment payments in accordance with this section ARTICLE 5, the Participant's entire Account balance (or remaining Account balance, as applicable) shall be paid to his or her Beneficiary in the form of a single lump sum cash amount. Such lump sum payment shall be paid as soon as administratively practicable following the Participant's death but in no event later than ninety (90) days following the Participant's death, as determined in the sole discretion of the Committee.

5.6Distributions upon Disability.  Upon a Participant’s Disability, all vested amounts credited to his or her Account in a lump sum as soon as administratively practicable but in no event later than ninety (90) days following the date of Disability, as determined in the sole discretion of the Committee.

ARTICLE 6.SPECIAL DISTRIBUTION RULES

6.1Permissible Accelerations of Distributions

  Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, distributions from a Participant’s Account may not be made earlier than the time such amounts would otherwise be distributed pursuant to the terms of the Plan.

(a)Taxes.  The Employer, in its sole discretion, may accelerate the time in which payment shall be made under the Plan to: (a) pay the FICA tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on compensation deferred under the Plan, (b) pay the income tax at source on wages imposes under Code Section 3401 or the corresponding withholding provisions of the applicable, state, local or foreign tax laws as a result of the payment of any FICA tax described in clause (a), and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes, (c) pay state, local, or foreign tax obligations arising from or made available to the Participant, (d) pay the income tax at source on wages imposed under Code Section 3401 as a result of the payment described in clause (c) and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes, (e) pay the amount required to be included in gross income as a result of the failure of the Plan to comply with the requirements of Code Section 409A.  The total payment under clauses (a) and (b) shall, in no event, exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.  The total payment under clause (c) shall, in no event, exceed the amount of such taxes due as a result of participation in the Plan.  The total payment under clauses (c) and (d) shall, in no event, exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount. The total

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payment under clause (e) shall, in no event, exceed the amount required to be included in income as a result of the failure to comply with requirements of Code Section 409A.

(b)Compliance with Ethics Laws or Conflicts of Interests Laws. The Committee is authorized, in its sole discretion, to accelerate the time or schedule of a payment to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule), determined in accordance with Section 409A.

(c)Small Accounts. The Committee may, in its sole discretion, distribute in a single lump sum the aggregate amounts credited to the Participant’s Account, along with any related earnings, provided: (i) the distribution results in the payment of the Participant’s entire interest in the Account and all Aggregated Plans, and (ii) the total payment does not exceed the applicable dollar limit under Code section 402(g)(1)(B). The Committee shall notify the Participant in writing if the Committee exercises its discretion pursuant to this Section.

(d)Settlement of a Bona Fide Dispute. The Committee may, in its sole discretion, accelerate the time or schedule of a distribution as part of a settlement of a bona fide dispute between the Participant and the Employer over the Participant’s right to a distribution provided that the distribution relates only to the deferred compensation in dispute and the Employer is not experiencing a downturn in financial health.

(e)Settlement of Debt. The Committee may, in its sole discretion, accelerate the time or schedule of a payment to satisfy the debt of a Participant to the Employer or any Related Employer where such debt is incurred in the ordinary course of the service relationship between the Participant and the Employer or Related Employer, as applicable, the entire amount of the reduction in any Plan year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

6.2Permissible Delays in Payment.  Distributions may be delayed beyond the date payment would otherwise occur in accordance with the Plan in any of the following circumstances:

(a)Payments that would violate Federal Securities Laws or Other Applicable Law.  The Employer may also delay payment if it reasonably anticipates that the marking of the payment will violate Federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.

(b)Going Concern.  If the distribution would jeopardize the Employer’s ability to continue as a going concern, provided that the delayed amount is distributed in the first calendar year in which the payment would not have such effect.

(c)Inability to Calculate.  If calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Participant's

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Beneficiary), the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the payment is administratively practicable.

(d)Other Events and Conditions.  The Employer also reserves the right to delay payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.3	General Timing Rules

.  The general rules in this section shall apply to all Plan distributions.

Except as otherwise provided in this section, if a distribution is required upon the occurrence of an event specified in Section 5.1, the distribution will commence between the date of the distribution event and the later of (i) the end of the year in which the distribution event occurs, and (ii) 15th day of the third calendar month following the distribution event; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution.  If a Participant has elected to receive a distribution commencing during a specific calendar year, the distribution may occur any time during that year; provided, however, that if an Participant’s Election specifies a particular month during which the distribution should commence, the distributions may not commence before the first day of the specified month. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

ARTICLE 7.ACCOUNTS AND CREDITS/OTHER ADJUSTMENTS

7.1	Contribution Credits to Account

.  A Participant's Account will be credited for each Plan Year with: the amount of the Participant’s Deferrals in accordance with ARTICLE 3 and the amount of any Employer Annual Contributions, Employer Supplemental Contributions, and Employer Discretionary Contributions credited on his behalf under ARTICLE 4. Separate Accounts shall be maintained for each Participant for each Plan Year for which contributions are credited to the Participant.

7.2	Vesting of Deferrals

.  A Participant shall always be 100% vested in all Deferral contributions allocated to the Participant’s Account pursuant to ARTICLE 3 of the Plan.

7.3Vesting of Employer Annual Contributions.

(a)If a Participant is an Employee and attains his or her Retirement Date, or incurs a Disability or death or experiences a Change in Control, the Participant’s interest in his or her Employer Annual Contributions pursuant to Section 4.1(a) shall be immediately fully vested and nonforfeitable.

(b)The vested interest of a Participant, other than a Participant referred to in subsection 7.3(a) above, in his or her Employer Annual Contributions Account shall be determined as follows:

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(i)Employer Annual Contributions Account. A Participant shall separately vest in each separate subaccount established under the Participant's Employer Annual Contributions Account upon completion as follows:

% VestingYears of Vesting Service Completed

34%1 Year of Vesting Service

67%2 continuous Years of Vesting Service

100%3 or more continuous Years of Vesting Service

Years of Vesting Service for this purpose shall be determined in accordance with Paragraph (ii) of this Subsection (b).

(ii)A Year of Vesting Service for purposes of vesting in each separate subaccount established for a Class Year under the Participant's Employer Annual Contributions Account shall mean each 12-month period of the Participant’s continuous active employment with the Employer (which may include authorized leaves of absence) as determined in accordance with its payroll systems and classifications, beginning on the date the Employer Annual Contribution for a Class Year is credited to the Participant’s Employer Annual Contributions Account; service credited prior to such date shall be excluded.

(c)The Committee may at any time and from time to time in its sole discretion order all or any part of the nonvested portion of the Participant's Account to be vested and no longer subject to forfeiture, if it finds such action appropriate under the circumstances.

7.4Vesting of Employer Supplemental Contributions.   A Participant shall always be 100% vested in all Employer Supplemental Contributions allocated to the Participant’s Account pursuant to Section 4.1(b) of the Plan.

7.5Vesting of Employer Discretionary Contributions.

(a)If a Participant is an Employee and attains his or her Retirement Date, or incurs a Disability or death or experiences a Change in Control, the Participant’s interest in his or her Employer Supplemental Contributions pursuant to Section 4.1(c) shall be immediately fully vested and nonforfeitable.

(b)The vested interest of a Participant, other than a Participant referred to in subsection 7.3(a) above, in his or her Employer Discretionary Contributions Account shall be determined as follows:

(i)Employer Discretionary Contributions Account. A Participant shall separately vest in each separate subaccount established under the Participant's Employer Discretionary Contributions Account upon completion as follows:

% VestingYears of Vesting Service Completed

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0%Under 15 Years of Vesting Service

100%15 or more continuous Years of Vesting Service

Years of Vesting Service for this purpose shall be determined in accordance with Paragraph (ii) of this Subsection (b).

(ii)A Year of Vesting Service for purposes of vesting in each separate subaccount under the Participant's Employer Discretionary Contributions Account shall mean each 12-month period of the Participant’s continuous active employment with the Employer (which may include authorized leaves of absence) as determined in accordance with its payroll systems and classifications, beginning on the date the Employer Discretionary Contribution is credited to the Participant’s subaccount under his or her Employer Discretionary Contributions Account; service credited prior to such date shall be excluded for purposes of such Employer Discretionary Contribution.

(c)The Committee may at any time and from time to time in its sole discretion order all or any part of the nonvested portion of the Participant's Employer Discretionary Contributions Account to be Vested and no longer subject to forfeiture, if it finds such action appropriate under the circumstances.

7.6	Earnings Credits to Account

.  The Participant's Account shall be credited (or debited) on each Valuation Date with income (or loss) based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee. In the absence of any affirmative investment decision by the Committee (or any delegate thereof), the investment options available under the Plan may, in the discretion of the Committee, mirror the then current investment options offered to participants under the UniFirst Retirement Savings Plan (or any successor thereto), excluding common stock of the Employer and any investment fund frozen to new contributions. The crediting or debiting on each Valuation Date of income (or loss) shall be made for each respective Account.  All investments of a Participant’s Account shall be valued at fair market value.  Additionally, all distributions, investments and investment exchanges allowed and made under the Plan shall be as of the relevant Valuation Date at fair market value.

7.7	Adjustment of Accounts

.  Each Account maintained for a Participant shall be adjusted for interest credits and any expenses allocable under the terms of the Plan to the Account.  The Account shall be adjusted as of each Valuation Date to reflect: (a) the earnings credits and expenses described under Section 7.3, above; (b) amounts credited pursuant to ARTICLE 3 and ARTICLE 4; and (c) distributions or withdrawals.

7.8Forfeitures.If a Participant terminates employment prior to attainment of his or her Retirement Date by reason other than the occurrence of his or her Disability or death or a Change in Control, the portion of the Participant's Employer Contributions which is not Vested shall be immediately forfeited.

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ARTICLE 8.AMENDMENT AND TERMINATION

8.1	Amendment

.  The Employer or the Committee may at any time amend the Plan in whole or in part, except that no amendment may reduce the value of any Participant’s Account without the written consent of the affected Participant. An amendment must be in writing and executed by a representative of the Employer authorized to take such action.

8.2	Plan Terminations

.

(a)The Employer retains the discretion to terminate the Plan and distribute each Participant’s Account in a single lump sum if (1) the termination does not occur proximate to a downturn in the financial health of the Employer; (2) all Aggregated Plans are terminated, (3) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (4) all payments are made within 24 months of the termination of the arrangements, and (5) neither the Employer nor any Related Employer adopts a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same service provider participated in both arrangements, at any time with the three year period following the date of termination of the arrangement.

(b)Automatic Termination following distribution of all Accounts.  The Plan will terminate automatically as of the date that no amounts remain to be distributed under the Plan.

(c)In connection with Change in Control.  The Employer reserves the right in its sole discretion to terminate the Plan and accelerate the time of payment of all amounts to be distributed under the Plan in accordance with the following provisions of this Section 8.2.  The Employer may make an irrevocable election to terminate the Plan and distribute all amounts credited to all Participant Accounts within the 30 days preceding or the 12 months following a Change in Control.  For this purpose, the Plan will be treated as terminated only if all other Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date the Employer irrevocably takes all necessary action to terminate and liquidate the Plan and such other arrangements.

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ARTICLE 9.PLAN ADMINISTRATION

9.1	Administrator.

The Administrator shall administer the Plan or may delegate any of its duties to such other person or persons from time to time as it may designate.  Unless otherwise delegated by the Board, the Administrator shall be the Committee, which shall be responsible for the discretionary administration of the Plan.  The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.  As Administrator, the Committee has the authority to construe and interpret all provisions of the Plan and, to the extent permitted by Section 409A, the Administrator is authorized to remedy any errors, inconsistencies or omissions, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, and to make any determinations and calculations necessary or appropriate hereunder. The Employer shall pay all expenses and liabilities incurred in connection with Plan administration.

9.2	Binding Effect of Decisions

. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

9.3	Delegation of the Committee’s Powers and Responsibilities

.

(a)The Committee may appoint an entity or individual, who may be an employee of the Employer or a third party, to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

(b)Except for settlor duties and responsibilities that are specifically reserved to the Employer, or the Board (including, but not limited to, the ability to terminate the Plan), or which have been properly delegated to another person or entity by the Employer or Board or under the terms of the Plan, all settlor duties and responsibilities with respect to the Plan are delegated to the Committee.

9.4	Indemnification

.  To the fullest extent allowed by law, the Employer shall indemnify and hold harmless each member of the Committee and each employee, officer, or director of the Employer or any Related Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorneys' fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer or and Related Employer.  Notwithstanding the foregoing, the Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

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9.5	Claims and Review Procedures

(a)Claims Procedure.  If any person believes he is being denied any rights or benefits under the Plan, such person (the “Claimant”) may file a claim in writing with the Committee, or designee thereof (the “Claims Administrator”).  If any such claim is wholly or partially denied, the Claims Administrator will notify such person of its decision in writing.  Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review.  Such notification will be given within 90 days after the claim is received by the Claims Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)Review Procedure.  Within 60 days after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Claims Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Claims Administrator.  The Claims Administrator will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review will be made within 60 days after the request for review is received by the Claims Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Claims Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period).  If the decision on review is not made within such period, the claim will be considered denied. Except as otherwise provided in Section 9.5, the decision, action or inaction of the Claims Administrative shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)Mandatory Arbitration. If, after exhausting the procedures set forth in this Section, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a claim made under Section 9.5, must be resolved by arbitration in the manner described in this Section. This agreement to arbitrate shall be specifically enforceable.  A party may apply to the United States District Court for the District of Massachusetts for interim, injunctive or conservatory relief, including without limitation a proceeding to compel arbitration.  If the arbitration provisions herein are determined by any court to be unenforceable, any further legal action must be filed only in the United States District Court for the District of Massachusetts within the time limits, and shall be subject to the standard of review, all as set forth below.

(i)Time Limits. A Claimant seeking arbitration of any determination of the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American

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Arbitration Association submitting the claim to resolution by arbitration.  A Claimant waives any claim not filed timely in accordance with this Section.

(ii)Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.

(iii)Venue. The arbitration shall be conducted in Boston, Massachusetts.

(iv)Binding Effect. The decision of the arbitrator with respect to the claim will be final and binding upon the Employer and the Claimant.  By participating in the Plan, and accepting Plan Benefits, Participants, on behalf of themselves and any person with a Claim relating to Participant’s Plan Benefits, agree to waive any right to sue in court or to pursue any other legal right or remedy that might otherwise be available in connection with the resolution of the Claim.

(v)Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.

(vi)Waiver of Class, Collective, and Representative Actions. Any claim shall be heard without consolidation of such claims with any other person or entity.  To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, Participants waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any claim, and Participants agree that any Claim may only be initiated or maintained and decided on an individual basis.

(vii)Standard of Review. Any decision of an Arbitrator on a claim shall be limited to determining whether the Claim Administrator’s decision or action was arbitrary or capricious or was unlawful.  The Arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 559 U.S. 506 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Co. v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document of the Claims Administrator.

(viii)General Procedures.

(1)Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the “AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans.  The AAA Rules and the terms and procedures set forth here may conflict on certain issues.  To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator.

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Notwithstanding the amount of the claim, the Procedures for Large, Complex Commercial Disputes shall not apply.

(2)Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Massachusetts or federal law, or both, depending upon the claim.  Except to the extent required by applicable law, all arbitration decisions and awards shall be kept strictly confidential and shall not be disclosed by the Claimant to anyone other than the Claimant’s spouse, attorney or tax advisor.

(3)Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary.  The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(4)Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party.  Each party will have the right to subpoena witnesses in accordance with the Arbitration Act.  Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.

(5)Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Employer of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or her claims.  Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless.  If either party pursues a claim by any means other than those set forth in this Section, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.

(ix)Interstate Commerce and the Federal Arbitration Act. The Employer is involved in transactions involving interstate commerce, and the employee’s employment with the Employer involves such commerce.  Therefore, the Arbitration Act will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

9.6	Disability Determinations

. Whether a Participant has experienced a “Disability” as will be determined by the Social Security Administration or under the terms of the Employer’s long-term disability plan in accordance with those claims procedures. The claims procedures set forth in

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this ARTICLE 9 will not apply to that question, but will apply to any other issues relating to Plan benefits.

ARTICLE 10.MISCELLANEOUS

10.1	Unsecured General Creditor of the Employer

.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer or any Related Employer.  For purposes of the payment of benefits under the plan, the assets of the Employer or of any Related Employer shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer or of such Related Employer, respectively.  The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

10.2	Section 409A

.  It is intended that the Plan comply with the provisions of Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. In the event an Election specifies installment payments, installment payments made pursuant to such Election shall be treated as a single payment of compensation for purposes of applying Section 409A. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of benefits under this Plan is not warranted or guaranteed. Neither the Employer, any Related Employer, the Board, any director, officer, employee and advisor, the Board nor the Committee (any delegate thereof) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. The Committee is authorized to make any adjustments (including any additional contributions, offsets, recovery or recoupment) that it deems necessary or advisable, in its sole discretion, to comply with Code Section 409A.  Notwithstanding any other provision of the Plan, pursuant to the Policy for Determining Specified Employees under Section 409A of the Internal Revenue Code for UniFirst Corporation and Members of its Controlled Group, all Participants in the Plan shall be treated as a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, and accordingly payment or benefit under the Plan due to a Separation from Service shall not commence to be paid, until (i) the first payroll date to occur following the six-month anniversary of the Separation from Service; or (ii) if earlier, on the Participant’s death.

10.3Employer's Liability. The Employer's liability for the payment of benefits under the Plan shall be defined only by the Plan and by the Elections entered into between a Participant and the Employer.  The Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and an Election.

10.4	Limitation of Rights

.  Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Committee or any Related Employer except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

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10.5	Anti-Assignment

.  No right or interest of the eligible employees or retirees under this Plan shall be subject to involuntary alienation, assignment or transfer of any kind.  The Employer, the Board, the Committee and any of their delegates shall not review, confirm, guarantee or otherwise comment on the legal validity of any voluntary assignment.

10.6Facility of Payment . If the Employer determines, on the basis of medical reports or other evidence satisfactory to the Employer, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Employer may disburse such payments to a  person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient.  The receipt by such person or institution of any such payments, and any such payment to the extent thereof, shall discharge the liability of the Employer for the payment of benefits hereunder to such recipient.

10.7	Notices

.  Any notice or other communication required or permitted to be given in connection with the Plan shall be in writing and shall be deemed to have been duly given (i) upon request, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile or electronic transmission, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

(a)If it is sent to the Employer or Employer, it will be at the address specified by the Employer; or

(b)If it is sent to a Participant or Beneficiary, it will be at the last address filed with the Employer by the Participant (or Beneficiary).

10.8	Tax Withholding

.  The Employer shall have the right to deduct from all payments or Deferrals made under the Plan any tax required by law to be withheld.  If the Employer concludes that tax is owing with respect to any Deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant or his Beneficiary, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation.  Tax, for purposes of this section, means any federal, state, local, foreign or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants or Beneficiaries under the Plan.

10.9	No Guarantee or Employment or Participation

.  Nothing in the Plan shall interfere with or limit in any way the right of the Employer to terminate any Participant's employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Employer or any Related Employer.  No employee of the Employer shall have a right to be selected as a Participant under the Plan or, if selected, to continue to participate for any Plan Year.

10.10	Unclaimed Benefit

.  Each Participant shall keep the Employer informed of his current address and the current address of his Beneficiary.  The Employer shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Employer within three years after the date on which payment of the Participant's vested Account is

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scheduled to be made (or to commence), payment may be made as though the Participant had died at the end of the three-year period.  If within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Employer is unable to locate the Beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

10.11	Governing Law

.  The Plan will be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law to the extent not otherwise preempted by the Code or by ERISA.

10.12	Erroneous Payment

.  Any amount paid under this Plan in error to a Participant or to a Participant's Beneficiary shall be returned to the Employer. A payment made in error does not create on the part of the recipient a legally binding right to such payment. In addition, the Plan and its agents are authorized to (A) recoup overpayments plus any earnings or interest, and (B) if necessary, offset any overpayments that are not returned against other Plan benefits to which the recipient is or becomes entitled.

ARTICLE 11. DEFINITIONS

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise.  Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

“Account” means the bookkeeping account maintained by the Employer on behalf of each Participant. As of any Valuation Date, a Participant's benefit under the Plan shall be equal to the amount credited to his or her Account as of such date. A Participant's Account shall include the following subaccounts means an account established for the purpose of recording amounts credited on behalf of a Participant, including the following subaccounts:

(a) “Deferrals Account,” which reflects Participant Deferrals of Base Compensation and Bonus Compensation pursuant to Article 3;

(b) “Employer Annual Contributions Account,” which reflects the portion of the Participant’s Account attributable to vested and nonvested Employer Annual Contributions credited pursuant to Section 4.1(a) for each separate Class Year.  A separate subaccount shall be maintained to record the Employer Annual Contribution for each Class Year, and the earnings thereon, until the Participant becomes 100% vested in such Employer Annual Contributions subaccount in accordance with Article VII;

(c)“Employer Supplemental Contributions Account,” which reflects a Participant’s benefit under the Plan credited pursuant to Section 4.1(b) of the Plan;

(d)“Employer Discretionary Contributions Account,” which reflects the portion of the Participant’s Account attributable to vested and nonvested Employer Discretionary

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Contributions credited pursuant to Section 4.1(c) of the Plan. A separate subaccount shall be maintained to record the Employer Discretionary Contribution a Plan Year, and the earnings thereon, until the Participant becomes 100% vested in such Employer Annual Contributions subaccount in accordance with Article VII.

For purposes of ARTICLE 5 of the Plan, (i) a Participant may specify in an Election that amounts contributed to a Deferral Account for a Plan Year shall be designated as an In-Service sub-account for purposes of Section 5.1 of the Plan, and (ii) except for Deferral Accounts designated as In-Service subaccounts for a Plan Year, all other subaccounts of Participants shall be treated as Separation sub-accounts under Section 5.2 of the Plan.

The above subaccounts shall reflect income, expenses, gains, losses or distributions thereon.  The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of amounts to be paid to a Participant pursuant to the Plan.

“Administrator” means the Committee.

“Aggregated Plans” means this Plan or a portion of this Plan and all other non-qualified deferred compensation plans which must be aggregated with the Plan or portion of the Plan in accordance with the plan aggregation rules of Section 409A.

“Base Compensation” means a Participant’s basic wage or salary paid by the Employer to the Participant without regard to any increases or decreases in such basic wage or salary as a result of (i) an Election to defer basic wage or salary under this Plan or (ii) an Election between benefits or cash provided under a plan of the Employer maintained pursuant to Sections 125 or 401(k) of the Code, after deductions and withholdings of all income and employment taxes and any other amounts required under uniform rules and procedures determined by the Committee and the Employer. The Base Compensation does not include any long-term incentive awards or other cash bonus, stock or other equity paid to a Participant, nor any Bonus Compensation, as defined below.

“Beneficiary” means the persons, trusts, estates or other entities designated in writing by a Participant, or otherwise entitled to receive benefits under the Plan upon the death of a Participant. If a Participant fails to designate a Beneficiary, then the Participant’s Beneficiary shall be the Participant’s spouse or, if the Participant does not have a spouse on the Participant’s date of death, the Participant’s estate.

“Board” means the Board of Directors of UniFirst Corporation.

“Bonus Compensation” means amounts paid to Eligible Employees under any applicable performance-based incentive compensation plans, including annual incentive awards, and which is not Base Compensation without regard to any decreases as a result of (i) an Election to defer all or any portion of such Bonus Compensation under this Plan or (ii) an Election between benefits or cash provided under any qualified retirement plan of the Employer maintained pursuant to Section 401(k) of the Code. Bonus Compensation does not include compensation such as payments earned under a long term incentive plan, spot bonuses, hiring bonuses, retention bonuses or any other bonuses or

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other forms of monetary or non-monetary compensation, such as fringe benefits or any other special or extraordinary payments.

“Change in Control”  shall mean any of the following events: (a) a person (or more than one person acting as a group, as the term “group” is used in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Employer that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Employer; provided, that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Employer's stock and acquires additional stock; (b) one person (or more than one person acting as a group, as the term “group” used in Treasury Regulation Section 1.409A-3(i)(5)(B)) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Employer's stock possessing 30% or more of the total voting power of the stock of such corporation; (c) A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (d) one person (or more than one person acting as a group, as the term “group” is used in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Employer immediately before such acquisition(s). For this purpose, “gross fair market value” means the value of the corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

“Class Year” means each Plan Year for which the Employer credits Employer Annual Contributions to a Participant's Employer Annual Contributions Account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of UniFirst Corporation. Notwithstanding the foregoing, any ministerial duties assigned to the Committee pursuant to this Plan shall be able to be completed by a designee of the Committee in its discretion.  To the extent that the Committee has delegated any of its duties and responsibilities, references to the Committee shall also refer to the delegate.

“Deferrals” means the amount of a Participant's Base Compensation and/or Bonus Compensation for a Plan Year which the Participant elects to have withheld on a pre-tax basis from his or her compensation and credited to his or her Account pursuant to ARTICLE 3.

“Disabled” or “Disability” means the Participant is determined to be disabled by the Social Security Administration or under the terms of the Employer’s long-term disability plan in accordance, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4).

“Effective Date” generally means February 1, 2022.

“Election” means a Participant’s notice, in the form and manner prescribed by the Committee,

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(a)electing to defer payment of a portion of his or her Bonus Compensation (to the extent the Committee allows elections for an upcoming Plan Year with respect to one or more types of Bonus Compensation) or Base Compensation  in accordance with ARTICLE 3;

(b)specifying the time and form of distribution of Deferrals pursuant to ARTICLE 3 and Employer Contributions pursuant to ARTICLE IV, including whether Deferrals pursuant to Article 3 for a Plan Year shall be designated as an In-Service sub-account; and

(c)the deemed investment of Deferrals and Employer Contributions.

Elections (other than investment elections) shall be irrevocable except as otherwise provided in the Plan or pursuant to Treasury guidance.

“Election Period” means the applicable period during which an Eligible Employee must complete an Election.

“Eligible Employee” means an employee of the Employer who is designated by the Committee, by individual name or group or description as eligible to participate in the Plan and who is a management or highly compensated employee within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

“Employer” means UniFirst Corporation or any successor entity thereto, and any Related Employer which permits its Employees to participate in the Plan.

“Employer Annual Contribution(s)” means amounts credited to a Participant’s Account pursuant to Section 4.1(a) of the Plan.

“Employer Contribution(s)” means the amounts credited to a Participant’s Account pursuant to ARTICLE 4.

“Employer Discretionary Contribution(s)” means the amount(s) credited to a Participant’s Account pursuant to Section 4.1(c) of the Plan.

“Employer Supplemental Contribution” means amount(s) credited to a Participant’s Account pursuant to Section 4.1(b) of the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Participant” means an Eligible Employee who commences participation in the Plan in accordance with Article 2.

“Plan” means this UniFirst Corporation Deferred Compensation Plan, as amended from time to time.

“Plan Year” means (a) the period beginning with the Effective Date and ending December 31, 2022; and, (b) thereafter, the calendar year.

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“Related Employer” means (a) any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the Employer, and (b) any trade or business that is under Common Control as defined in Code Section 414(c) that includes the Employer.

“Retirement” means a Separation from Service on or after the Participant’s Retirement Date.

“Retirement Date” means the date a Participant’s age and Years of Service with the Employer and any Related Employer equal 79, provided the Participant has attained age 64.

“Separation from Service” means a Participant's termination of employment with the Employer or Related Employer for any reason other than death that meets the requirements of the definition of "separation from service" set forth in Treasury Regulation Section 1.409A-1(h).

Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if the Employer and all Related Employers and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer and any Related Employer if the Participant has been providing services to the Employer and any Related Employer less than 36 months).

A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with the Employer or any Related Employer by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by the Employer and all Related Employers. For purposes of determining whether a Separation from Service has occurred on account of a disability, a Participant shall be disabled if the Participant is suffering from any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, if such impairment can be expected to result in death or can be expected to last for a continuous period of 6 months.

“SERP” means the UniFirst Corporation Unfunded Supplemental Executive Retirement Plan.

“Subsequent Election” means the election by a Participant to modify the time of distribution or form of payment of any prior Election in accordance with Section 5.5.

“Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.

ACTIVE/114561759.1

“Valuation Date” means the date or dates specified by the Committee.

"Year(s) of Service" shall mean each calendar year during which the Participant remains continuously in the active employment of the Employer (which may include authorized leaves of absence) as determined in accordance with its payroll systems and classifications. However, a Participant shall be credited with a Year of Service for the calendar year in which he first commences employment with the Employer, on the condition that the Participant has at least six (6) months of continuous active employment and is actively employed by the Employer on the last day of such Plan Year.

All continuous service and other periods while the Participant remains classified in the active employment with the Employer shall be counted, except that service with the Employer prior to any previous termination of employment shall not be taken into account, unless the Committee, in its sole discretion, designates otherwise.

As approved by the UniFirst Corporation Board of Directors January 11, 2022.

ACTIVE/114561759.1